                           Scriptgen Pharmaceuticals, Inc.
                                  200 Boston Avenue
                             Medford, Massachusetts 02155

                                                               February 27, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attn: Filing Desk

     Re:  Scriptgen Pharmaceuticals, Inc.
          Registration No. 333-40687
          --------------------------

Gentlemen:

     Scriptgen Pharmaceuticals, Inc. hereby withdraws the above-referenced Registration Statement on Form S-1 under the Securities Act of 1933 due to unattractive market conditions. Should you have any questions regarding the foregoing, please feel free to call me at (781) 393-8001 or Steve Suzzan at
(212) 318-3092.

                                       Very truly yours,

                                       SCRIPTGEN PHARMACEUTICALS, INC.

                                       By: /s/ Mark T. Weedon
                                           -----------------------------
                                           Mark T. Weedon
                                           President and Chief Executive Officer